PROFIT SHARING AGREEMENT

     THIS PROFIT SHARING AGREEMENT, is made this _____ day of January, 1999, by and between MARK A. CONNER, of 2500 Deer Lake Road, Tallahassee, FL 32312, (hereinafter "Conner") and HENRY HOLDINGS, INC., 2500 Deer Lake Road, Tallahassee, FL 32312, (hereinafter "HENRY HOLDINGS") and Proactive TECHNOLOGIES, INC., a Delaware corporation, whose post office address is 7118 Beech Ridge Trail, Tallahassee, FL 32312. (Hereinafter "PTE" or the "Company")

W I T N E S S E T H

     WHEREAS, on or about January ____, 1999, the parties hereto have executed or will execute a Stock Exchange Agreement whereby Conner will exchange 5,000,00 shares of restricted voting common stock of Proactive Technologies, Inc. (AMEX:PTE) in exchange for 100% of the issued and outstanding shares of Henry Holdings, Inc., a wholly owned subsidiary of PTE.

     WHEREAS, the Company, through its subsidiaries, Proactive First Holdings, Inc., a Florida corporation, successor by Articles of Merger to Jamesmark, Inc., a Florida corporation, Marketprice Properties, Inc., a Florida corporation, North Beach Holdings, Inc., a Florida corporation and Proactive First, Inc., a Florida corporation; Proactive First Holdings, Inc. of Georgia, a Georgia corporation, Proactive First Holdings of Albany, Inc., a Georgia corporation, Barrier Dunes Development Corporation, a Florida corporation, has executed various obligations with various lenders on various property owned by the Company through its subsidiaries, which obligations are in the form of promissory notes secured by underlying mortgages on the various properties; and

     WHEREAS, as part and parcel of the above mentioned obligations secured by property of the Company through its subsidiaries, Conner, and in some cases, Conner's spouse, LISA CONNER, was required on many of the obligations to sign as personal unconditional or conditional guarantor of said obligations.

     WHEREAS, the parties have discussed this agreement and wish to memorialize their agreement in writing.

     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

     1.PTE, Conner and Henry Holdings agree that the fair market value of the real estate owned by Henry Holdings ("Real Estate") is equal to One Million Three Hundred Thousand Dollars and No Cents ($1,300,000.00) after reduction for the Company's secured indebtedness on the Real Estate.

     2.In the event Henry Holdings sells the Real Estate in bulk prior to April 1, 1999 for net profits in excess of One Million Three Hundred Thousand Dollars ($1,300,000.00), Conner and Henry Holdings agree to pay PTE all profits in excess of One Million Three Hundred Thousand Dollars ($1,300,000.00). Net profits shall be equal to the total purchase price less the following: assumption of debt, commissions and reasonable closing costs.
 .

     3.The parties agree that this profit sharing agreement and disgorging to the company shall terminate and be null and void at 12:01 A.M. on Friday April 2, 1999.

     4.     Modification.     The Company or Conner may amend, modify, or
supplement this Agreement in any manner as they mutually agree only in writing.

     5.        Assignability.     PTE or Conner may not assign this Agreement
without the express prior written consent of each other.
     6.        Binding Effect.     This Agreement, together with all other
documentation delivered as exhibits or part of this transaction constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, assigns of the parties hereto.

     7.        Governing Law.     This Agreement and Transaction is are made
pursuant to and will be construed under, the laws of Florida.

     8.     Severability.     If any one or more of the provisions of this
Agreement shall, for any reason, be construed to be invalid, illegal or unenforceable under applicable law, this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained therein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement on the date first written above.

"PTE" or "COMPANY""CONNER"
Proactive TECHNOLOGIES, INC.

_______________________________________    _____________________________
By:     Arthur G. Weiss, Vice President     By:Mark A. Conner

Signed, sealed and delivered               Signed, sealed and delivered
in the presence of                         in the presence of
___________________________                ______________________________
Unofficial Witness                         Unofficial Witness
____________________________ (SEAL)    _____________________________ (SEAL)
Notary Public                          Notary Public
My commission expires:                 My commission expires:
___________________________            ______________________________